Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Capital Markets

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ACQUISITION OF

TOWER SITES FROM NII HOLDINGS IN MEXICO AND BRAZIL

Boston, Massachusetts – August 9, 2013: American Tower Corporation (NYSE: AMT) today announced that it has reached an agreement with NII Holdings, Inc. (NASDAQ: NIHD) to acquire up to 2,790 towers in Brazil and 1,666 towers in Mexico in two separate transactions, for approximately $413 million and $398 million, respectively, based on current foreign currency exchange rates. The transaction agreements provide that all payments, including the tower rent, will be made in local currency. American Tower expects to use cash on hand and borrowings under its existing revolving credit facilities to fund the acquisition.

American Tower expects the towers will collectively generate approximately $149 million in annual run rate revenues and approximately $55 million in annual Gross Margin and anticipates that the acquisition will be immediately accretive to Adjusted Funds from Operations upon closing. Both Nextel Brazil and Nextel Mexico have agreed to leaseback the towers from American Tower for a minimum 12-year initial lease term with additional renewal options thereafter. NII International Telecom S.C.A, a subsidiary of NII based in Luxembourg, has agreed to provide certain credit support with respect to the obligations of Nextel Brazil.

The majority of the portfolio consists of towers located in and around major population areas and along major highways. On average, the towers have a tenancy ratio of just over one tenant per tower, with Nextel Brazil or Nextel Mexico as the primary tenant, providing significant opportunities for future site leasing growth. American Tower expects to invest approximately $50 million in start-up capital expenditures associated with the two portfolios.

Jim Taiclet, Chairman, President and Chief Executive Officer of American Tower, said: “Through this acquisition, American Tower will gain significant incremental scale in our Mexican and Brazilian operations, and we anticipate leveraging the strong demand backdrop in both markets to drive meaningful revenue and cash flow growth for many years to come.”

The transactions are subject to regulatory approvals and the initial closing under each transaction is expected to be completed in the fourth quarter of 2013. These initial closings are expected to be followed by subsequent closings of additional tranches of towers as certain closing requirements relating to the remaining tranches are satisfied.

American Tower was advised by Evercore as financial advisor and Kilpatrick Townsend & Stockton as legal advisor.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates over 56,000 communications sites in the United States, Brazil, Chile, Colombia, Germany, Ghana, India, Mexico, Peru, South Africa and Uganda. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectations of the acquisition of certain towers, expected financial projections for the acquired towers, anticipated closing dates, and the expected cash consideration. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended June 30, 2013 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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